Exhibit 99.1

SurModics Announces Changes to Board of Directors

Ronald Kalich and Timothy Nelson Join SurModics Board, Mary Brainerd Resigns; Company Changes Directors’ Stock Compensation Vesting Period

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--February 18, 2014--SurModics, Inc. (Nasdaq:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced the addition of two independent members, Ronald Kalich and Timothy Nelson, to its board of directors, effective immediately. The Company also announced the resignation of current board member, Mary Brainerd. With these changes, the SurModics board consists of nine members, eight of whom are independent.

“We are delighted to add two successful leaders to our board,” said Scott Ward, chairman of SurModics’ board of directors. “We are eager to welcome them both, and we know that with Ron’s deep executive leadership experience, and Tim’s vast healthcare and medical technology expertise, our board will be an even stronger strategic resource for SurModics’ management. We look forward to the contributions they will both make.”

Brainerd’s resignation comes in light of her significant level of commitments both to HealthPartners and other organizations. “Mary submitted her resignation with regret, but noted that SurModics’ strong leadership team and business success position the Company well for the future,” said Ward. “We owe Mary a debt of gratitude for her five years of service to SurModics and wish her success in her endeavors.”

Kalich is the former executive and board member of numerous companies, including chairman of the board at Arizant, Inc. Most recently he was president and chief executive officer of FastenTech, Inc., a manufacturer serving the aerospace, construction, military, power generation, and transportation industries. Through his 40 year career, he has previously held leadership positions with organizations including National-Standard Company, Marmon Group, Danaher Corporation, Forstmann Little Companies and Cooper Industries. He is also currently affiliated with H-E Parts International’s board of directors, and has prior board affiliations with Thomas and Betts Corporation, XOX Corporation, C/G Group and Safelite Corporation, among others.

Nelson is the former president and chief executive officer of MAP Pharmaceuticals, Inc., where he successfully advanced clinical trials and led collaboration negotiations with Astra Zeneca and Allergan. Prior to that position at MAP Pharmaceuticals, which was sold to Allergan in 2013, he was a senior vice president at DURECT Corporation from 1998-2005. Previously, he held multiple leadership positions at Medtronic, Inc., most recently as a business director in its neurological division. He is also the inventor on several U.S. patents and currently has patents in progress with MAP Pharmaceuticals, DURECT Corporation and Medtronic, Inc.

Change to Directors’ Compensation Results in Non-cash Charge
SurModics also announced that its board has approved an amendment to the Company’s board compensation policy in order to align its director compensation program with current corporate governance best practices. Under SurModics’ previous board compensation policy, directors received equity compensation that vests over multiple years. Under the amended board compensation policy, non-employee directors’ equity compensation will vest over a more typical one-year period. In connection with amending the policy, the Board also approved amendments that allow the unvested portions of previously issued and outstanding equity awards to vest fully if a director’s board service ends after the one-year anniversary of the grant date of the applicable award. If a director’s board service ends prior to the one-year anniversary of the grant date of an applicable award, the unvested portions will vest on a prorated monthly basis within the one-year period following the date of grant. All previously issued and fully vested equity awards remain unchanged. In connection with these amendments, the Company will take a one-time non-cash charge of approximately $0.9 million pretax, or approximately $0.04 per share, in the second quarter of fiscal 2014. SurModics will update its earnings guidance to reflect this charge in its second quarter fiscal 2014 earnings release.

About SurModics, Inc.
SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as those regarding the Company’s positioning for the future and anticipated charges associated with the amendments to the Company’s director compensation policy, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our corporate goals; (2) possible adverse market conditions and possible adverse impacts on our cash flows, and (3) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer